PROSPECTUS SUPPLEMENT NO. 8

                                $994,750,000
                              SPX CORPORATION
                   LIQUID YIELD OPTION(TM) NOTES DUE 2021
                            (ZERO COUPON-SENIOR)
                                    AND
                        COMMON SHARES ISSUABLE UPON
                  CONVERSION AND/OR PURCHASE OF THE LYONS

     This prospectus supplement supplements the prospectus dated May 10, 2001 of SPX Corporation, as supplemented June 7, 2001, July 2, 2001, July 18, 2001, August 30, 2001, October 11, 2001, October 23, 2001 and January
10, 2002, relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $994,750,000 aggregate principal amount at maturity of LYONs and the common shares issuable upon conversion, and/or purchase by us, of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The table of Selling Securityholders contained on page 53 of the prospectus is hereby amended to add the entities who are named below as selling securityholders.


                                                    AGGREGATE PRINCIPAL     PERCENTAGE OF        NUMBER OF         PERCENTAGE OF
                                                   AMOUNT AT MATURITY OF        LYONS        COMMON SHARES THAT    COMMON SHARES
                        NAME                         LYONS THAT MAY BE       OUTSTANDING      MAY BE SOLD(2)      OUTSTANDING(3)
  ---------------------------------------------    ---------------------    -------------    ------------------   ---------------
                                                         SOLD(1)
                                                         -------

    CSFB CQS Master Fund Limited...............    $  8,000,000                   *              38,492               *

----------------------------------------------------------------------------------------------------------------------------------

 *  Less than one percent (1%).

(1)  Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling securityholders provided to us the information regarding their LYONs.

(2)  Assumes conversion of all of the holder's LYONs at a conversion rate of 4.8116 common shares per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under
     "Description of the LYONs -- Conversion Rights." As a result, the number of common shares issuable upon conversion of the LYONs may increase or decrease in the future. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.

(3)  Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 40,420,975 common shares outstanding as of December
     26, 2001. In calculating this amount for each holder, we treated as outstanding the number of common shares issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's
     LYONs. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.


Investing in the LYONs involves risks that are described in the "Risk Factors" section beginning on page 8 of the prospectus.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus supplement is January 18, 2002.

(TM)TRADEMARK OF MERRILL LYNCH & Co., Inc.